Exhibit 99.1

AT THE COMPANY: Bruce T. Quigley Vice President of Business Development and Investor Relations 949-362-5800 bquigley@smithmicro.com	IR INQUIRIES: Charles Messman, Todd Kehrli MKR Group 818-556-3700 ir@mkr-group.com	MEDIA INQUIRIES: Steve Simon S&S Public Relations 847-955-0700 steve@sspr.com

FOR IMMEDIATE RELEASE

SMITH MICRO ANNOUNCES 2004 NET REVENUES OF $13.3 MILLION, AN
INCREASE OF 85% OVER 2003; 2004 NET INCOME OF $3.4 MILLION OR $0.19
PER FULLY DILUTED SHARE

Recent EV-DO, 3G High-Speed Wireless Data Service Availability Sparks Growth

Aliso Viejo, Calif., February 9, 2005— Smith Micro Software, Inc. (NASDAQ: SMSI), a developer and marketer of a wide range of software and service solutions for the wireless and Internet markets, today reported its fourth quarter and 2004 year-end results.

The company reported net revenues for the quarter ended December 31, 2004, of $4.2 million, an increase of 166% compared to $1.6 million recorded in the fourth quarter of 2003. The company’s net income of $1.6 million in the fourth quarter of 2004 resulted in a net income of $0.09 per basic and diluted share, compared to a net loss of $325,000 in the fourth quarter of 2003 or a net loss of $0.02 per basic and diluted share.

For the year, the company reported net revenues of $13.3 million, an increase of 85%, when compared to net revenues of $7.2 million in 2003. Net income for the year was $3.4 million, or $0.19 per fully diluted share, compared to a net loss of $923,000 or ($0.06) per basic and diluted share last year. The company finished the year with cash and cash equivalents of $8.6 million, an increase of 132% versus the $3.7 million reported a year ago. The company also reported a backlog entering into the first quarter of 2005 of $1.0 million.

“We are very pleased with our 2004 results,” said William W. Smith, Jr., President and Chief Executive Officer. “We continued to build upon the momentum we started in 2003 as the leading provider of wireless connectivity software in the fast emerging high-speed wireless data market. We grew not only our top line significantly, but returned to solid profitability in the year, highlighting the significant leverage we have in our model as we grow revenues.” Mr. Smith concluded, “The high-speed wireless data market is still in its infancy with Verizon Wireless, the leader in wireless data in North America, only 6 months into its BroadbandAccess rollout. This leaves us looking forward to delivering solid growth again in 2005.”

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Smith Micro Year-End 2004 Financial Results	Page 2 of 5

Investor Conference Call

Smith Micro will hold an investor conference call to discuss the company’s results at 4:30 p.m. Eastern time, Wednesday, February 9, 2005. Investors may access the conference call over the Internet via the company’s website www.smithmicro.com or at: http://phx.corporate-ir.net/playerlink.zhtml?c=107760&s=wm&e=1002818.

About Smith Micro Software

Smith Micro Software, Inc., headquartered in Aliso Viejo, CA, is a developer and marketer of wireless communication, broadband, eCommerce and utility software products for multiple OS platforms. The company designs integrated cross platform, easy-to-use software for personal computing and business solutions around the world. With a focus on Wireless and Broadband and Internet technologies, the company’s products and services enable wireless communications, eCommerce, eBusiness, Internet communications (voice-over-IP), video conferencing, network fax, and traditional computer telephony. Smith Micro’s complete line of products is available through original equipment manufacturers (OEMs), direct sales, retail stores, and value-added resellers (VARs). Smith Micro’s common stock trades on The NASDAQ Stock Market® under the symbol SMSI. For more information, contact Smith Micro at (949) 362-5800.

This release may contain forward-looking statements that involve risks and uncertainties, including without limitation risks and uncertainties relating to the company’s financial prospects and projections, the company’s plans for returning to sustained profitability and the company’s ability to increase its business in the Wireless and Broadband segments. These forward-looking statements speak only as of the date hereof and are based upon the information currently available to the company. Such information is subject to change, and the company will not necessarily inform you of such changes. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are new and changing technologies, customer acceptance of those technologies, unforeseen delays in the timing of orders from OEM customers, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors could cause actual results to differ materially from those presented in any forward-looking statement and are discussed in the company’s filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q.

Smith Micro and the Smith Micro logo are trademarks or registered trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

Note: Financial Schedules Attached

Smith Micro Year-End 2004 Financial Results	Page 3 of 5

Smith Micro Software, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	December 31
	(unaudited)
	2004	2003
Net Revenues:
Products	$3,980	$1,353
Services	175	209

Total Net Revenues	4,155	1,562

Cost of Revenues:
Products	728	301
Services	87	81

Total Cost of Revenues	815	382

Gross Margin	3,340	1,180

Operating Expenses:
Selling & Marketing	354	359
Research & Development	634	627
General & Administrative	712	529

Total Operating Expenses	1,700	1,515

Operating Income (Loss)	1,640	(335)
Interest Income	25	10

Income (Loss) Before Income Tax	1,665	(325)

Income Tax Expense	34	—

Net Income (Loss)	$1,631	$(325)

Net Income (Loss) per share, basic	$0.09	$(0.02)

Weighted average shares outstanding, basic	17,706	16,946

Net Income (Loss) per share, fully diluted	$0.09	$(0.02)

Weighted average shares outstanding, fully diluted	19,125	16,946

Smith Micro Year-End 2004 Financial Results	Page 4 of 5

Smith Micro Software, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Twelve Months Ended
	December 31
	(unaudited)
	2004	2003
Net Revenues:
Products	$12,394	$6,291
Services	922	925

Total Net Revenues	13,316	7,216

Cost of Revenues:
Products	2,530	1,350
Services	380	321

Total Cost of Revenues	2,910	1,671

Gross Margin	10,406	5,545

Operating Expenses:
Selling & Marketing	1,519	1,666
Research & Development	2,556	2,506
General & Administrative	2,868	2,330

Total Operating Expenses	6,943	6,502

Operating Income (Loss)	3,463	(957)
Interest Income	53	37

Income (Loss) Before Income Tax	3,516	(920)

Income Tax Expense	71	3

Net Income (Loss)	$3,445	$(923)

Net Income (Loss) per share, basic	$0.20	$(0.06)

Weighted average shares outstanding, basic	17,352	16,511

Net Income (Loss) per share, fully diluted	$0.19	$(0.06)

Weighted average shares outstanding, fully diluted	18,497	16,511

Smith Micro Year-End 2004 Financial Results	Page 5 of 5

Smith Micro Software, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2004	2003
	(unaudited)
ASSETS
Current Assets:
Cash & Cash Equivalents	$8,634	$3,722
Accounts Receivable, Net	2,024	741
Income Tax Receivable	35	—
Inventory, Net	47	22
Prepaid & Other Assets	203	204

Total Current Assets	10,943	4,689
Equipment & Improvements, Net	113	70
Intangible Assets, Net	—	40
Goodwill	1,715	1,715
Other Assets	57	73

TOTAL ASSETS	$12,828	$6,587

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$939	$538
Accrued Liabilities	790	459

Total Current Liabilities	1,729	997

Common Stock	18	17
Additional Paid In Capital	27,750	25,687
Accumulated Deficit	(16,669)	(20,114)

Total Stockholders’ Equity	11,099	5,590

TOTAL LIABILITIES & EQUITY	$12,828	$6,587

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